Exhibit 8.1

Intelsat (Bermuda), Ltd. 90 Pitts Bay Road Hamilton HM08 Bermuda	e-mail: adfagundo@applebyglobal.com direct dial: Tel 441 298 3549 Fax 441 298 3461 your ref: appleby ref: ADF/jb/129725.7

Dear Sirs	25 January, 2007

Intelsat (Bermuda), Ltd. (the “Issuer”), Intelstat, Ltd. (“Intelsat”) and Intelsat Subsidiary Holding Company, Ltd. (“Subholdco” and, together with Intelsat, the “Bermuda Guarantors”)

The Issuer has requested that we provide this opinion in connection with the registration of up to US$1,330,000,000 aggregate principal amount of its 11 1/4% Senior Notes due 2016 (the “2016 11 1/4% Notes”), US$260,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2013 (the “2013 Notes”), US$750,000,000 aggregate principal amount of its 9 1/4% Senior Notes due 2016 (the “2016 9 1/4% Notes”) and US$600,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2015 (the “2015 Notes” and together with the 2016 11 1/4% Notes, the 2013 Notes and the 2016 9 1/4% Notes, the “New Notes”) and the guarantees related thereto (the “New Guarantees”) of the Bermuda Guarantors, such New Notes to be issued in exchange for an equal principal amount of the Issuer’s outstanding 11 1/4% Senior Notes due 2016, Floating Rate Senior Notes due 2013, 9 1/4% Senior Notes due 2016 and Floating Rate Senior Notes due 2015, (collectively the “Existing Notes”) pursuant to the terms of the Indenture (as defined in Schedule 2), the Registration Rights Agreement (as defined in Schedule 2), the Offering Memorandum (as defined in Schedule 2) and the Registration Statement (as defined in Schedule 1).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”), together with such other documentation, as we have considered requisite to this opinion.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Issuer and the Bermuda Guarantors); and

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)

Each of the Issuer and Bermuda Guarantors has received an assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to it. There are, except as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the issue of the New Notes and none of the Issuer or Bermuda Guarantors is required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make in respect of the New Notes.

(2)	The statements in the Registration Statement, as referred to in the section entitled “Taxation” under the sub-heading “Bermuda” insofar as they purport to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material respects.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

Disclosure

This opinion is addressed to you solely for your use in connection with the Registration Statement. For this purpose, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. Further, this opinion speaks as of its date.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/     APPLEBY HUNTER BAILHACHE

Appleby Hunter Bailhache

SCHEDULE 1

1.	A copy of the Registration Statement on Form S-4 to be issued by Intelsat (Bermuda), Ltd. in connection with the issue of the New Notes and the New Guarantees, as received from Wendy Williams of Milbank, Tweed, Hadley & McCloy LLP on 25 January 2007 at 2:22 pm (Bermuda time) (the “Registration Statement”).

2.	A certified copy of the “Foreign Exchange Letter”, issued by the Bermuda Monetary Authority, Hamilton, Bermuda in relation to the Companies.

3.	A certified copy of the “Tax Assurance”, issued by the Registrar of Companies for the Minister of Finance in relation to each of the Companies.

SCHEDULE 2

1.	A copy of (i) the executed Indenture dated as of 30 June 2006 among Intelsat (Bermuda), Ltd., Intelsat, Ltd. and Wells Fargo Bank National Association as Trustee; (ii) a copy of the executed Indenture dated as of 30 June 2006 among Intelsat (Bermuda), Ltd., the Guarantors named therein and Wells Fargo Bank, National Association as Trustee; and (iii) a copy of the executed Indenture dated as of 12 January 2007 among Intelsat (Bermuda), Ltd., Intelsat, Ltd. and Wells Fargo Bank, National Association as Trustee, (collectively the “Indenture”).

2.	A copy of (i) the executed Registration Rights Agreement dated as of July 3 2006, among Intelsat (Bermuda), Ltd., Intelsat Ltd., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc. as representatives of the initial purchasers listed on Schedule 1 thereto; (ii) a copy of the executed Registration Rights Agreement dated as of July 3 2006 among Intelsat (Bermuda), Ltd., the Guarantors named therein, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc. as representatives of the initial purchasers listed on Schedule 1 thereto; and (iii) a copy of the executed Registration Rights Agreement dated as of 12 January 2007 among Intelsat (Bermuda), Ltd., Intelsat, Ltd., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc. as representatives of the initial purchasers listed on Schedule 1 thereto (collectively the “Registration Rights Agreement”).

3.	A copy of each Final Offering Memorandum, issued by Intelsat (Bermuda), Ltd. dated 19 June 2006, and a copy of the Final Offering Memorandum issued by Intelsat (Bermuda), Ltd. dated 9 January 2007 issued in connection with the offering of the Existing Notes (collectively the “Offering Memorandum”).